Exhibit 99.1

SXC HEALTH SOLUTIONS ANNOUNCES THREE-YEAR $35 MILLION PBM CONTRACT WITH THE STATE OF TENNESSEE

Lisle, Illinois, June 23, 2008 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of technology and pharmacy benefits management services, announces that it’s HealthCare Information Technology (HCIT) Group has been awarded a three-year $35 million Pharmacy Benefits Manager (PBM) contract with the State of Tennessee’s, Bureau of TennCare (“TennCare”).

Under terms of the proposed agreement, SXC will administer TennCare’s pharmacy claims system, an online system that processes all Medicaid pharmacy transactions. SXC will also help administer TennCare’s Preferred Drug List, manage their pharmacy network, provide pharmacists with weekly payments for their services, and generate weekly encounter data and reconciliation services for TennCare.

“We are very pleased to establish a relationship with TennCare and to be part of their efforts to deliver a high quality and cost effective healthcare experience to their plan recipients,” said Mark Thierer, President and COO of SXC. “We continue to expand our footprint in the public sector where our fee-for-service business model, point-of-sale pharmacy claims adjudication and rebate systems, and Medicaid domain expertise is ideally suited to deliver the flexibility and transparency that State Medicaid agencies and other public sector organizations require.”

“The contract resulting from this RFP process represents another step forward in appropriately aligning the incentives in our program,” said TennCare Pharmacy Director David Beshara. “SXC has the tools, technology and expertise that will give us the ability to develop unique benefit programs, and to manage program costs without compromising our high service standards.”

The base contract is for three years with an expected launch date of October 1, 2008, and includes two one-year extension options. Through its $650 million annual pharmacy program, TennCare fills about one million claims a month.

About TennCare
TennCare is Tennessee’s managed-care Medicaid program serving approximately 1.2 million low-income children, pregnant women and disabled Tennesseans, with an annual budget of $7 billion.

About SXC Health Solutions
SXC Health Solutions Corp. (SXC) is a leading provider of pharmacy benefits management (PBM) services and HealthCare IT (HCIT) solutions to the healthcare benefits management industry. The Company's HCIT Group is dedicated to supporting the PBM industry with a broad range of technology, tools and services including a wide range of software applications, application service provider (ASP) processing services and professional services. SXC’s customers include the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and state and local governments, PBMs, managed care organizations, institutional pharmacies, and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com